Investor Contact: Melanie Skijus
Graphic Packaging Holding Company
770-240-8542
Melanie.Skijus@graphicpkg.com

Graphic Packaging Holding Company Signs Definitive Agreement to Acquire the Consumer Packaging Group Business from Greif, Inc.; Reaffirms 2020 Guidance

Atlanta, GA, February 27, 2020 – Graphic Packaging Holding Company (NYSE: GPK) (“Graphic Packaging” or the “Company”), a leading provider of packaging solutions to food, beverage, foodservice, and other consumer products companies, through its primary U.S. operating company, Graphic Packaging International, LLC., announced today it has entered into a definitive agreement to acquire the Consumer Packaging Group business from Greif, Inc. for approximately $85 million. The transaction is expected to close in the first quarter of 2020, subject to standard closing conditions. Graphic Packaging will acquire seven converting facilities across the U.S. that produce over $200 million in annual revenue. The business is expected to generate approximately $20 million in annualized EBITDA, including synergies, over the 24-month period after the successful completion of the acquisition.

President and CEO Mike Doss said, “We are excited to announce the acquisition of the Consumer Packaging Group business from Greif, Inc. The transaction further diversifies our end-markets and enhances our service capabilities to growing mid-sized consumer goods and food service customers.” Doss added, “The continued strategic investments we are making in our integrated mill and converting platform reflect our commitment to existing and new customers to provide the industry’s most efficient production of the highest quality paperboard into sustainable packaging solutions.”

Graphic Packaging has also assessed the impact of recently announced RISI Pulp and Paper market price changes and its current expectations for commodity input cost inflation. The Company remains committed to its 2020 Adjusted EBITDA and cash flow guidance provided on the fourth quarter and full year 2019 financial results call held January 28, 2020. Graphic Packaging will update 2020 projections to include the Consumer Packaging Group acquisition from Greif, Inc. after the successful completion of the transaction.

Forward Looking Statements

Any statements of the Company's expectations in this press release, including but not limited to the timing and terms for the acquisition of the Consumer Packaging Group business from Greif, Inc. and its projected revenue and profitability, constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives, cost reduction plans, and integration activities, as well as the Company’s debt level, currency movements and other risks of conducting business internationally, the impact of regulatory and litigation matters, including the continued availability of the Company's net operating loss offset to taxable income. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements, except as required by law. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.

About Graphic Packaging Holding Company

Graphic Packaging Holding Company (NYSE: GPK), headquartered in Atlanta, Georgia, is committed to providing consumer packaging that makes a world of difference. The Company is a leading provider of paper-based packaging solutions for a wide variety of products to food, beverage, foodservice, and other consumer products companies. The Company operates on a global basis, is one of the largest producers of folding cartons and paper-based foodservice products in the United States, and holds leading market positions in coated recycled paperboard, coated unbleached kraft paperboard and solid bleached sulfate paperboard. The Company's customers include many of the world's most widely-recognized companies and brands. Additional information about Graphic Packaging, its business and its products is available on the Company's web site at www.graphicpkg.com.